UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 31, 2026

SSR Mining Inc.

(Exact name of Registrant as Specified in Its Charter)

British Columbia

(State or Other Jurisdiction of Incorporation)

001-35455

(Commission File Number)

98-0211014

(I.R.S. Employer Identification No.)

6900 E. Layton Ave., Suite 1300, Denver, Colorado USA 80237

(Address of principal executive offices) (zip code)

(303) 292-1299

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares without par value	SSRM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

On July 31, 2026, SSR Mining Inc. (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “Second A&R Credit Agreement”) with the lenders from time to time parties thereto, as lenders, The Bank of Nova Scotia, as administrative agent, The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as issuing banks, co-lead arrangers and joint bookrunners, and Royal Bank of Canada and Bank of Montreal, as co-syndication agents. The Second A&R Credit Agreement amends and restates the Amended and Restated Credit Agreement, dated as of August 15, 2023, by and among the Company and the parties thereto, which provided for a $400.0 million senior secured revolving credit facility (the “Existing Credit Agreement”). Capitalized terms used in this Current Report on Form 8-K have the meanings given to them in the Second A&R Credit Agreement unless otherwise defined herein.

The Second A&R Credit Agreement provides for a senior secured revolving credit facility in an aggregate commitment amount of $600.0 million. The Second A&R Credit Agreement is secured by substantially all of the Company’s and certain of the Company’s material subsidiaries’ present and future personal property and is scheduled to mature on July 31, 2030, subject to the extension provisions set forth therein.

Borrowings under the Second A&R Credit Agreement may be denominated in U.S. dollars or Canadian dollars and bear interest, at the Company’s election, at a variable rate based on the Canadian Prime Rate for Canadian Prime Loans, the Base Rate for Base Rate Loans, the Canadian Overnight Repo Rate Average for Term CORRA Loans and Daily Compounded CORRA Loans (together, “CORRA Loans”), or the Secured Overnight Financing Rate for SOFR Loans, in each case, plus an applicable margin ranging from 1.75% to 2.50% for CORRA Loans and SOFR Loans and from 0.75% to 1.50% for Canadian Prime Loans and Base Rate Loans, in each case, based on the Company’s Net Leverage Ratio.

The Second A&R Credit Agreement contains customary affirmative and negative covenants, financial covenants, representations and warranties, events of default and other provisions. Among other things, the Second A&R Credit Agreement amended and restated the Existing Credit Agreement to (i) increase the available basket permitting the Company to make certain Investments to $400.0 million; (ii) increase the limit for the Company’s ability to incur Indebtedness pursuant to certain Capital Lease Obligations and Purchase Money Liens to $200.0 million; (iii) require the Company to maintain an Interest Coverage Ratio of 3.00 to 1.00, a Net Leverage Ratio of 4.00 to 1.00 and a Senior Secured Leverage Ratio of 3.00 to 1.00 while any Permitted Notes are outstanding; (iv) increase the default thresholds due to the Company’s failure to pay any Material Indebtedness to $50.0 million; and (v) amend certain other covenants and provisions to be more favorable to the Company. Except as described above, the other material terms of the Second A&R Credit Agreement are substantially the same as the Existing Credit Agreement.

The foregoing summary of the terms of the Second A&R Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text Second A&R Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1*	Second Amended and Restated Credit Agreement, dated as of July 31, 2026, by and among SSR Mining Inc., the lenders from time to time parties thereto, as lenders, The Bank of Nova Scotia, as administrative agent, The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as issuing banks, co-lead arrangers and joint bookrunners, and Royal Bank of Canada and Bank of Montreal, as co-syndication agents
104	Cover Page Interactive Data File (embedded within the Inline XBRL document

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to supplementally furnish copies of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SSR Mining Inc.

By:	/s/ Eric Gunning
Name:	Eric Gunning
Title:	Senior Vice President, General Counsel and Corporate Secretary

Dated: August 4, 2026